EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, made effective as of January 1, 2009, by and between NEVADA GOLD HOLDINGS, INC., a corporation (the “Company”) incorporated under the laws of Nevada, and having an office at 1265 Mesa Drive, Fernley, Nevada 89408, and DAVID C. MATHEWSON (the “Employee”), an individual residing at 1265 Mesa Drive, Fernley, Nevada 89408;

WITNESSETH:

WHEREAS, the Company desires to employ Employee as Chief Executive Officer, President and Chief Geologist of the Company to provide the services hereinafter set forth, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Employee desires to accept such employment on such terms and subject to such conditions; and

NOW, THEREFORE, the parties hereto do hereby covenant and agree as follows:

1. Employment and Term.

(a) The Company hereby employs the Employee, and the Employee agrees to serve the Company as its Chief Executive Officer, President and Chief Geologist.

(b) The term of the Employee's employment hereunder shall commence on January 1, 2009 (the "Effective Date"), and shall end on the first (1st) anniversary of the Effective Date, unless the same shall be sooner terminated as hereinafter provided (the “Term”);  thereafter, the Term shall automatically renew for successive periods of one (1) year, unless either party shall have given to the other at least thirty (30) days’ prior written notice of their intention not to renew the Employee’s employment prior to the end of the Term or the then applicable renewal Term, as the case may be.  In any event, the Employment Period may be terminated as hereinafter provided.

2. Duties.

(a) Subject at all times to the control of the Board of Directors of the Company (the “Board”), the Employee shall report to the Company's Board of Directors, and others as the Company may designate, and undertake activities and operations as directed by the Board of Directors, consistent with the typical duties and obligations of a Chief Executive Officer, President and Chief Geologist of a junior exploration company. Employee shall lead a generative gold exploration program, and without limiting the foregoing, Employee's duties shall include, without limitation, (a) generating potential property acquisitions, (b) development, implementation and management of all exploration activities, (c) recruitment of all personnel, consultants and contractors, (d) preparation and submission of periodic reports and recommendations to the Company's Board  respecting potential acquisitions, divestments, exploration programs, strategic investments or agreements, (e) preparation of various technical material, reports and summaries, which may be required pursuant to the requirements of laws, or as otherwise deemed necessary by the Company’s Board to facilitate financing for the Company, (f) raising financing as the Company’s Board shall approve to fund the Company’s business plan and (g) travel as may be deemed advisable and necessary by the Company's Board, consistent with Employee's duties and obligations as an officer, director and controlling shareholder of the Company.

(b) The Company and the Employee shall comply in all material respects with all federal, state and local laws, ordinances, regulations, rules and orders applicable to its mining exploration operations or him, as the case may be, it being understood and agreed that the Employee, shall be reasonably responsible to assure that the Company remain in such compliance.

(c) The Employee shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company's Board. The Employee will devote his time and attention exclusively to the rendering of his Services hereunder, subject to (i) four (4) weeks paid vacation per year of the Term (a “Term Year”), and (ii) his rights set forth in Section 6. Employee shall not be entitled to any additional salary in the event he fails to take such vacation or any portion thereof. In such event, Employee shall not be entitled to an extended vacation in subsequent Term Years.

3. Base Salary. During the Term, the Company shall cause the Employee to receive a total base salary (the “Base Salary”) at the rate of U.S. $120,000 per annum, payable in accordance with the payroll practices of the Company; provided, however, that for the first year of the Term, the Base Salary shall be U.S. $105,000 per annum, with U.S. $5,000 payable for the months of January, February and March of 2009, and U.S. $10,000 payable for the remaining months of 2009.

4. Expenses. The Employee shall, during the Term, be entitled to receive reimbursement of all expenses reasonably incurred by the Employee in performing his services hereunder, including all travel and living expenses while away from home on business or incurred at the specific request or direction of the Company; provided that all such expenses must be reasonable, and must be incurred and accounted for in accordance with the rules, policies, procedures and guidelines, if any, established or to be established by the Company (as the same may be modified or amended from time to time), and must be submitted to the Company, with appropriate expense vouchers and substantiated by evidence competent to establish such expenses to the United States Internal Revenue Service and otherwise as the Company may require (“Reimbursable Expenses”). Road vehicle mileage will be reimbursed at a rate of $0.50 per mile, and field vehicle mileage will be reimbursed at a rate of $0.75 per mile. (This rate is necessary because of the low gas mileage and rough use of the field vehicle including hauling and trailering heavy loads). Subject to the foregoing, the Company shall advance to the Employee, on a fully accountable basis, an allowance for Reimbursable Expenses of U.S. $5,000 per month during the Term (or, if Reimbursable Expenses for the prior month did not equal or exceed $5,000, then an amount equal to $5,000 less the unused portion of the prior month’s advance), provided that prior to each such advance the Reimbursable Expenses for the prior month have been fully documented, accounted and submitted to the Company as provided above.

5. Termination of Employment. Any other provision of this Agreement to the contrary notwithstanding, Employee’s employment may be terminated only as follows:

(a) At the option of the Company, only in the event:

(i)  of the death of the Employee;

(ii) of the Employee's permanent disability, which shall mean the Employee’s substantial inability for a period of three consecutive months, because of a physical or mental condition, to render the services required hereunder; or

(iii) of good cause shown at any time, as defined in Section 5(c), as determined by the Company's Board. If the Company shall determine that there is good cause to terminate the Employee's employment, then the Company shall send the Employee a written notice detailing such good cause and giving the Employee twenty (20) days to correct or cure any defects, breaches or deficiencies which created such good cause. If the Employee has not corrected or cured such defects, breaches or deficiencies to the Company's reasonable satisfaction within such period, the Company may then proceed to terminate the Employee's employment; provided, however, that the Company must advise the Employee of what defects, breaches or deficiencies the Employee had failed to correct or cure and which resulted in his termination.

(b) At the option of the Employee, only in the event of any material breach by the Company of the terms hereof; provided, however, that the Employee shall give the Company twenty (20) days to cure any such alleged breach. If the Company has not cured such breach within such period, then the Employee may resign from employment with no penalty; provided, however, that he must first indicate to the Company the manner in which it has not cured any such breach.

(c) For purposes of Section 5(a)(iii), “good cause” shall mean, but not be limited to:

(i) the failure of the Employee substantially to perform the duties hereunder (other than failure resulting from the Employee's incapacity resulting from physical illness or mental condition), after reasonable notice of such failure and, if practicable, a reasonable opportunity to cure such failure;

(ii) any material breach by the Employee of the terms hereof, as determined by the Company’s Board, subject to reasonable notice of such breach(es) and, if practicable, a reasonable opportunity to cure his breaches;

(iii) the commission by the Employee of (1) an act which constitutes a dishonest act against the Company, a customer, a vendor, an employee, a consultant or an advisor to the Company, or (2) an act which constitutes a fraud or felony under applicable law, or (3) any chronic violation of law; or

(iii) the Employee abuses any substance deemed detrimental by the Company’s Board to the performance of his duties during business hours or conducts business under the undue influence of such substances or his abuse of such substances adversely affects his ability to perform his duties, which the Employee shall not have cured after reasonable notice and a reasonable opportunity to cure.

(d) Upon the termination of the Employee's employment as provided in this Agreement, the Employee or his legal representatives shall be entitled to receive any Base Salary accrued to the date of such termination. The Company shall not be obligated to pay to the Employee any severance.

6. Employee Undertaking. Employee will not hold, accept or otherwise acquire any position with another entity, as a shareholder, partner, consultant, officer or director, which such position imposes on him, or may impose upon him in the future, a duty which could result in a conflict of interest arising between Employee and the Company respecting any aspect of mineral exploration, including, without limitation, acquisition or divestiture of properties, access to financing, and personnel, except that Employee shall be permitted to engage in non-competitive geological consulting activities with other exploration and/or mining companies, not to exceed in the aggregate twenty (20) days in any calendar year, and provided that the activities are non-competitive with the Company and approved in advance by the Company’s Board in writing.

7. Grant of Royalty. The Company will grant Employee a one (1%) percent net smelter return royalty (“NSR”) for all prospects generated by Employee and which are acquired by staking for the Company. The Company will grant Employee a one-half (1/2%) percent NSR for all prospects generated by Employee which are subsequently leased by the Company, exclusive of the Tempo property, provided that (i) such lease carries a total maximum NSR of four (4%) percent (inclusive of the one-half (1/2%) percent royalty to Employee), and (ii) such lease does not adjoin a claim from which Employee is otherwise entitled to receive participation in an NSR. The Company will have the right to purchase all of such one-half (1/2%) percent NSRs respecting leased prospects in the aggregate at any time for $500,000.

8. Stock or Option Plan. The Board shall determine, from time to time, in its discretion whether and to what extent the Employee may participate in any stock or option plan hereafter adopted by the Company.

9. Confidential Information. Employee acknowledges that, as a result of his employment by the Company, Employee will obtain secret and confidential information concerning the business of the Company, including, without limitation, geological data obtained from the Company’s exploration activities and data relating to prospective leasing opportunities being evaluated or which have been evaluated by the Company, the identity of vendors and sources of supply, their needs and requirements, the nature and extent of the Company’s arrangements with them, and related cost, price and sales information. Employee also acknowledges that the Company would suffer substantial damage if, during the period of his employment with the Company or thereafter, Employee should divulge secret and confidential information relating to the business of the Company acquired by him in the course of his employment. Therefore, Employee agrees that he will not at any time whether during the Term or for a period of three (3) years thereafter, (a) disclose or divulge at any time to any person, firm or company (other than the Company’s employees, agents and representatives on a need-to-know basis), any secret or confidential information obtained by Employee while employed by the Company, including but not limited to geological data obtained from the Company’s exploration activities and data relating to prospective leasing opportunities being evaluated or which have been evaluated by the Company, the operational, financial, business or other affairs of the Company, trade “know how” or secrets, vendor lists, employee lists, consultant lists, sources of supply, pricing policies, operational methods or technical processes or (b) use any such any secret or confidential information for any purpose whatsoever other than to provide services to the Company and Nevada Gold Enterprises, Inc., and any other subsidiaries and/ or affiliates of the Company (collectively, the “Affiliates”).

10. Restrictions on Employee Upon Employee’s Termination; Non-Solicitation. (a) In the event Employee terminates his employment and the Company is not at default of any material provision of this Agreement, Employee shall not, directly or indirectly, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to any business, firm, corporation, partnership, association, joint venture or other entity that engages in or conducts the business of gold exploration or any other business the same as or substantially similar to the business then engaged in or conducted by, or then proposed to be engaged in or conducted by, the Company or included in the future strategic plan of the Company, anywhere within the United States of America; provided, however, that the Employee may own less than 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. This restriction on Employee's activities shall terminate thirty-six (36) months from the date of such termination. In the event that the Company shall merge or be acquired or if this Agreement is otherwise assigned by the Company to another entity, the Employee expressly consents to the assignment of this provision to such successor or assignee.

(b) During the Term and for a period of thirty-six (36) months following termination of the Employee's employment with the Company, the Employee shall not:

(i) solicit or hire, or attempt to recruit, solicit or hire, any employee or independent contractor of the Company, or any of its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(ii) attempt in any manner to solicit or accept from any customer of the Company or any of its Affiliates with whom the Company or any of its Affiliates had significant contact during the Term, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

11. Construction and Enforcement of Sections 9 and 10. The parties hereto recognize and acknowledge that the provisions of Sections 9 and 10 are of great importance and value to the Company. The Employee recognizes that the provisions of Sections 9 and 10 are necessary for the Company's protection, are reasonable restraints ancillary to the formation and organization of the business and the retention of the Employee to run the business, and that the Company would be irreparably damaged by a breach thereof and would not be adequately compensated by monetary damages. The Company, therefore, in addition to its other remedies, shall be entitled to an injunction from any court having jurisdiction restraining any violation or threatened violation of the provisions of Sections 9 and 10, without the necessity of proving monetary damages, without the necessity of proving that monetary damages would be insufficient, and without the necessity of posting a bond. If any provision of Sections 9 and 10 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision shall then be applicable in such modified form. If any provision of Sections 9 and 10 shall be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of Sections 9 and 10 or affecting the validity or enforceability of such provisions in any other jurisdiction.

12. Release upon Termination or Expiration. In the event that the employment of the Employee with the Company is terminated or expires for any reason, in exchange for payment in full of all amounts owing to Employee under the terms of this Agreement at the date of termination, the Employee shall execute and deliver to the Company a general release in form to be determined by the Company, to the effect that Employee acknowledges that receipt of any monies and benefits pursuant to the terms of this Agreement is in full satisfaction of any and all outstanding claims or entitlements which the Employee may otherwise have against the Company, as well as the officers, directors, employees and agents of the Company.

13. Benefits; Policies. During the Term, the Employee shall be entitled to participate in the Company’s insurance programs and any ERISA benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”).  The Executive shall be bound by all of the policies and procedures established by the Company from time to time.  However, in case any of those policies conflict with the terms of this Agreement, the terms of this Agreement shall control.

14.  No Violation. The Employee hereby represents that his entry into this Employment Agreement and performance of his duties hereunder will not violate the terms or conditions of any other agreement to which the Employee is a party or by which he is bound.

14. Entire Agreement; Amendment; Waiver. This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party or parties against whom any amendment, waiver, change, modification or discharge is sought. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect.  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified mail, return receipt requested, as follows:

(a) To the Company:

NEVADA GOLD HOLDINGS,  INC.
1265 Mesa Drive
Fernley, Nevada 89408

(b) To the Employee:

Mr.  DAVD C. MATHEWSON
1265 Mesa Drive
Fernley, Nevada 89408

and/or such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

15. Assignability. In the event of any sale or other disposition of all or a substantial part of the business of the Company, whether by sale of stock, sale of assets, merger or otherwise, then the successors and assigns of such business shall assume all of the Company’s obligations under this Agreement in respect of the Company so that the Employee will continue to have all of the benefits of this Agreement to the same extent that the Employee would have had had the aforesaid sale not taken place. This Agreement shall not be assignable by Employee, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

16. Captions; Sections. The caption headings of the Sections and subsections of and to this Agreement are for convenience of reference only and are not intended to be, and should not construed as, defining or limiting the contents of such Sections and subsections. Unless otherwise indicated, all references in this Agreement to Sections and subsections are to Sections and subsections of this Agreement.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein and the parties subject to the exclusive jurisdiction of the courts sitting in the State of Nevada having jurisdiction for resolution of all disputes arising under this agreement.

11. Arbitration.  In the event of any breach arising from the performance of this Agreement, either party may request arbitration.  In such event, the parties will submit to arbitration by a qualified arbitrator with the definition and laws of the State of Nevada.  Such arbitration shall be final and binding on both parties.

16. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

19. Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

20. Opportunity to Seek Advice.  The Employee acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.

21. Withholding and Payroll Practices.  All salary, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

22. Company Default Event.  In the event (and only to the extent) that the Board of Directors shall determine that Company is unable to timely pay any Company payment obligation relating to mineral rights, including without limitation a lease payment, claim fee payment or work commitment, Employee may, but shall not be obligated to, personally make such payment on behalf of the Company in order to avoid a default under the relevant Company agreement or otherwise prevent loss of the relevant Company asset.  Such payment may be made no sooner than 5 business days prior to the due date thereof (after giving effect to any stated grace or cure period) (the “Final Due Date”).  In the event that Employee makes any such payment, the Company will have 45 calendar days from the Final Due Date to reimburse Employee in full for the payment, together with interest thereon from the Final Due Date until reimbursement, at a rate equal to the rate published as the rate for “bank prime loan” in Federal Reserve Statistical Release H.15 (519) for the day on which the Employee made the payment.  If the Company fails to do so within such time period (through no act or omission of Employee), such failure will constitute an automatic assignment by the Company to Employee of all right, title and interest of the Company in the relevant agreement or asset, and Company shall execute any such instruments of assignment or other evidence thereof as Employee shall reasonably request.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on March 24, 2009.

NEVADA GOLD HOLDINGS, INC.

By:	/s/ David C. Mathewson
CEO and President

/s/ David C. Mathewson
DAVD C. MATHEWSON